Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-124747) and Form S-8 (No. 333-104158, No. 333-104159, No. 333-104160, No. 333-01225, No. 333-31125, No. 333-36099, No. 333-36163, No. 333-57223, No. 333-83745, No. 333-83747, No. 333-46472, No. 333-46476, No. 333-46626, No. 333-67944, No. 333-67946, No. 333-90060, No. 333-90062, and No. 333-85196) of Hexcel Corporation of our report dated March 10, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A (Amendment No. 1).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
February 27, 2006